FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1: Name and Address of Company

High Tide Inc. (the "Company" or "High Tide")

Unit 112, 11127 - 15 Street N.E.

Calgary, Alberta

T3K 2M4

Item 2: Date of Material Change

November 30, 2020.

Item 3: News Release

A news release was issued and disseminated on November 30, 2020 and filed on SEDAR at www.sedar.com, a copy of which is attached hereto as Schedule "A".

Item 4: Summary of Material Change

The Company has received TSX Venture Exchange ("TSXV") approval and has settled debt in the aggregate of $1,220,331 (the "Debt Settlement") through the issuance of a total of 7,178,418 common shares in the capital of High Tide (the "HITI Shares"), consisting of:

(i) 4,976,471 HITI Shares at a deemed price of $0.17 per HITI Share in connection with META Growth Corp.'s ("META") semi-annual interest payment of $846,000 due and payable on November 30, 2020 owing to the holders of the 8.0% convertible secured senior debentures issued pursuant to the to the terms of the convertible denture indenture dated November 23, 2018 between TSX Trust Company ("TSXT") and META, and the supplement debenture indenture dated November 16, 2020 between the Company, TSXT and META (the "Debentureholder Interest Obligation Shares");

(ii) 1,176,470 HITI Shares in aggregate, at a deemed price of $0.17 per HITI Share, to certain holders of unsecured convertible debentures of the Company, in satisfaction of the annual amount of interest due to the holders (the "Interest Shares);

(iii) 250,000 HITI Shares in aggregate, at a deemed price of $0.17 per HITI Share, to certain members of senior management of the Company, assessed as a bonus at the discretion of the board of directors (the "Board") and awarded based on their performance over the fiscal year ending October 31, 2019 (the "Management Shares"); and

(iv) 775,477 HITI Shares in aggregate, at a deemed price of $0.17 per HITI Share, to the independent members of the Board as compensation for their services over the fiscal year ending October 31, 2019 and October 31, 2020 (the "Board Shares").

The Debentureholder Interest Obligation Shares, Interest Shares, Management Shares and Board Shares are subject to a statutory hold period of four months plus one day from the date of issuance.

Item 5.1: Full Description of Material Change

The material change is fully described in the Company's press release which is attached as Schedule "A" and is incorporated herein.

The following supplementary information is provided in accordance with Section 5.2 of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The participation of the directors and officers are exempt from the formal valuation and minority shareholder approval requirements provided under MI 61-101 in accordance with sections 5.5(a) and 5.7(1)(a) of MI 61-101. The Company is relying on an exemption from the formal valuation requirements of MI 61-101 available because the fair market value of the Debt Settlement pertaining to the directors and officers does not exceed 25% of the Company's market capitalization, as determined in accordance with MI 61-101.

(a) a description of the transaction and its material terms:

The Company settled an aggregate of $1,220,331 of indebtedness owed to certain creditors of the Company. $142,500 of the indebtedness was owed to certain directors and officers of the Company, including Andreas - Alexander Palalas, Rahim Kanji, Arthur Kwan and Nitin Kaushal, who are related parties pursuant to MI 61-101, and the debt was settled through the issuance of 838,235 HITI Shares.

(b) the purpose and business reasons for the transaction:

The Company wished to settle $1,220,331 of indebtedness in order to improve its financial position and reduce its accrued liabilities. The Company decided to issue the Management Shares to certain members of senior management to settle their bonuses owed, awarded based on their past performance, and the Board Shares to the independent members of the Board to settle compensation owed for their past services to the Company.

(c) the anticipated effect of the transaction on the Company's business and affairs:

The settlement of indebtedness will improve the Company's financial position and reduce its accrued liabilities, as well as allow the Company to attract and retain key personnel.

(d) a description of:

(i) the interest in the transaction of every interested party and of the related parties and associated entities of the interested parties:

Andreas - Alexander Palalas, Chief Revenue Officer of the Company, acquired 176,471 HITI Shares; Rahim Kanji, Chief Financial Officer of the Company, acquired 73,529 HITI Shares; Arthur Kwan, a Director of the Company, acquired 294,118 HITI Shares and Nitin Kaushal, a Director of the Company, acquired 294,118 HITI Shares.

ii) the anticipated effect of the transaction on the percentage of securities of the Company, or of an affiliated entity of the Company, beneficially owned or controlled by each person or company referred to in subparagraph (i) for which there would be a material change in that percentage:

Following completion of the Debt Settlement:

Andreas - Alexander Palalas will own or control, directly or indirectly, an aggregate of 331,671 HITI Shares, representing approximately 0.07% of the issued and outstanding HITI Shares.

Rahim Kanji will own or control, directly or indirectly, an aggregate of 273,329 HITI Shares, representing approximately 0.06% of the issued and outstanding HITI Shares.

Arthur Kwan will own or control, directly or indirectly, an aggregate of 1,385,473 HITI Shares, representing approximately 0.31% of the issued and outstanding HITI Shares.

Nitin Kaushal will own or control, directly or indirectly, an aggregate of 349,673 HITI Shares, representing approximately 0.08% if the issued and outstanding HITI Shares.

(e) unless this information will be included in another disclosure document for the transaction, a discussion of the review and approval process adopted by the board of directors and the special committee, if any, of the Company for the transaction, including a discussion of any materially contrary view or abstention by a director and any material disagreement between the board and the special committee:

The Board passed a resolution on November 13, 2020 where the Board determined that it was in the best interests of the Company and its shareholders to settle the compensation owed to the Directors for their past services and bonuses awarded to certain members of the senior management of the Company by way of issuances of HITI Shares.

(f) A summary in accordance with section 6.5 of MI 61-101, of the formal valuation, if any, obtained for the transaction, unless the formal valuation is included in its entirety in the material change report or will be included in its entirety in another disclosure document for the transaction:

Not applicable.

(g) disclosure, in accordance with section 6.8 of MI 61-101, of every prior valuation in respect of the Company that relates to the subject matter of or is otherwise relevant to the transaction:

(i) that has been made in the 24 months before the date of the material change report:

Not applicable.

(ii) the existence of which is known, after reasonable enquiry, to the Company or to any director or officer of the Company:

Not applicable.

(h) the general nature and material terms of any agreement entered into by the Company, or a related party of the Company, with an interested party or a joint actor with an interested party, in connection with the transaction:

The Company entered into debt conversion agreements with Andreas - Alexander Palalas, Rahim Kanji, Arthur Kwan and Nitin Kaushal. The debt conversion agreements provided for the issuance of HITI Shares at a price of $0.17 per HITI Share to settle indebtedness of the Company.

(i) disclosure of the formal valuation and minority approval exemptions, if any, on which the Company is relying under sections 5.5 and 5.7 of MI 61-101 respectively, and the facts supporting reliance on the exemptions:

The offering constitutes a "related party transaction" for the Company under MI 61-101. The participation of the directors and officers are exempt from the formal valuation and minority shareholder approval requirements provided under MI 61-101 in accordance with sections 5.5(a) and 5.7(1)(a) of MI 61-101. The Company is relying on an exemption from the formal valuation requirements of MI 61-101 available because the fair market value of the Debt Settlement pertaining to the directors and officers does not exceed 25% of the Company's market capitalization, as determined in accordance with MI 61-101.

As this material change report is being filed less than 21 days before the completion of the Debt Settlement, there is a requirement under MI 61-101 to explain why the shorter period was reasonable or necessary in the circumstances. The Company did not file a material change report related to this Debt Settlement more than 21 days before the expected closing of the Debt Settlement as required by MI 61-101 since the details of the Debt Settlement were not settled until shortly prior to the closing of the Debt Settlement and the Company wished to close on an expedited basis for sound business reasons.

Item 6: Reliance on subsection 7.1(2) of National Instrument 51-102 (Confidentiality)

Not applicable.

Item 7: Omitted Information

No information has been omitted on the basis that it is confidential information.

Item 8: Executive Officer

For additional information with respect to this material change, the following person may be contacted:

High Tide Inc.

Raj Grover

Chief Executive Officer

Tel: (403) 770-9435

Email: raj@hightideinc.com

Item 9: Date of Report

December 10, 2020.

SCHEDULE "A"

High Tide Completes Previously Announced Shares for Debt Transactions

CALGARY, AB, Nov. 30, 2020 /CNW/ - High Tide Inc. ("High Tide" or the "Company") (TSXV: HITI) (OTCQB: HITIF) (FRA: 2LY), a retail-focused cannabis corporation enhanced by the manufacturing and distribution of consumption accessories, is pleased to announce that further to its press release dated November 17, 2020 and META Growth Corp.'s ("META") press release dated November 6, 2020, the Company has received TSX Venture Exchange ("TSXV") approval and has settled debt in the aggregate of $1,220,331 (the "Debt Settlement") through the issuance of a total of 7,178,418 common shares in the capital of High Tide (the "HITI Shares"), consisting of:

(i) 4,976,471 HITI Shares at a deemed price of $0.17 per HITI Share in connection with META's semi-annual interest payment of $846,000 due and payable on November 30, 2020 owing to the holders of the 8.0% convertible secured senior debentures issued pursuant to the to the terms of the convertible denture indenture dated November 23, 2018 between TSX Trust Company ("TSXT") and META, and the supplement debenture indenture dated November 16, 2020 between TSXT, META and the Company (the "Debentureholder Interest Obligation Shares");

(ii) 1,176,470 HITI Shares in aggregate to certain holders of unsecured convertible debentures of the Company, in satisfaction of the annual amount of interest due to the holders, at a deemed price of $0.17 per HITI Share (the "Interest Shares);

(iii) 250,000 HITI Shares in aggregate to certain members of senior management of the Company, assessed as a bonus at the discretion of the Board of Directors and awarded based on their performance over the fiscal year ending October 31, 2019, at a deemed price of $0.17 per HITI Share (the "Management Shares"); and

(iv) 775,477 HITI Shares in aggregate to the independent members of the Board of Directors as compensation for their services over the fiscal year ending October 31, 2019 and October 31, 2020, at a deemed price of $0.17 per HITI Share (the "Board Shares").

The Debentureholder Interest Obligation Shares, Interest Shares, Management Shares and Board Shares are subject to a statutory hold period of four months plus one day from the date of issuance.

RELATED PARTY TRANSACTION

As certain directors and officers of the Company received HITI Shares in connection with the Debt Settlement, it is considered related party transactions for the purposes of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101"). The participation of the directors and officers are exempt from the formal valuation and minority shareholder approval requirements provided under MI 61-101 in accordance with sections 5.5(a) and 5.7(1)(a) of MI 61-101. The Company is relying on an exemption from the formal valuation requirements of MI 61-101 available because the fair market value of the Debt Settlement pertain to the directors and officers does not exceed 25% of the Company's market capitalization, as determined in accordance with MI 61-101. The Company did not file a material change report related to this Debt Settlement more than 21 days before the expected closing of the Debt Settlement as required by MI 61-101 since the details of the Debt Settlement were not settled until shortly prior to the closing of the Debt Settlement and the Company wished to close on an expedited basis for sound business reasons.

ABOUT HIGH TIDE

High Tide is a retail-focused cannabis company enhanced by the manufacturing and distribution of consumption accessories. The Company is the largest Canadian retailer of recreational cannabis as measured by revenue, with 66 current locations spanning Ontario, Alberta, Manitoba and Saskatchewan. High Tide's retail segment features the Canna Cabana, KushBar, Meta Cannabis Co., Meta Cannabis Supply Co. and NewLeaf Cannabis banners, with additional locations under development across the country. High Tide has been serving consumers for over a decade through its numerous consumption accessory businesses including e-commerce platforms Grasscity.com and CBDcity.com, and its wholesale distribution division under Valiant Distribution, including the licensed entertainment product manufacturer Famous Brandz. High Tide's strategy as a parent company is to extend and strengthen its integrated value chain, while providing a complete customer experience and maximizing shareholder value. Key industry investors in High Tide include Aphria Inc. (TSX:APHA) (NYSE:APHA) and Aurora Cannabis Inc. (NYSE:ACB) (TSX:ACB).

Neither the TSXV nor its Regulation Services Provider (as that term is defined in the policies of the TSXV) accepts responsibility for the adequacy or accuracy of this release.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information in this news release constitutes forward-looking statements under applicable securities laws. Any statements that are contained in this news release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may", "should", "anticipate", "expect", "potential", "believe",  "intend" or the negative of these terms and similar expressions. Forward-looking statements in this news release are based on certain assumptions made by High Tide. While High Tide considers these assumptions to be reasonable, based on information currently available, they may prove to be incorrect. Readers are cautioned not to place undue reliance on forward-looking statements.

Forward-looking statements also necessarily involve known and unknown risks, including, without limitation, risks associated with general economic conditions; adverse industry events; marketing costs; loss of markets; future legislative and regulatory developments involving the retail cannabis markets; inability to access sufficient capital from internal and external sources, and/or inability to access sufficient capital on favourable terms; the retail cannabis industries generally; income tax and regulatory matters; the ability of High Tide to implement its business strategy; competition; currency and interest rate fluctuations; the COVID-19 pandemic nationally and globally and the response of governments to the COVID-19 pandemic in respect of the operation of retail stores and other risks.

Readers are cautioned that the foregoing list is not exhaustive. Readers are further cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated.

Forward-looking statements contained in this news release are expressly qualified by this cautionary statement and reflect our expectations as of the date hereof, and thus are subject to change thereafter. High Tide disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Factors that could cause anticipated opportunities and actual results to differ materially include, but are not limited to, matters referred to above and elsewhere in High Tide's public filings and material change reports, which are and will be available on SEDAR.

This news release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities in the United States of America. The securities have not been and will not be registered under the United States Securities Act of 1933 (the "1933 Act") or any state securities laws and may not be offered or sold within the United States or to U.S. Persons (as defined in the 1933 Act) unless registered under the 1933 Act and applicable state securities laws, or an exemption from such registration is available.

CONTACT INFORMATION

High Tide Inc.
Vahan Ajamian

Vice President, Capital Markets

ir@hightideinc.com

Tel. 1 (403) 770-9435; extension 116